Exhibit 99.1

Mentor Graphics Announces Initiation of Quarterly Dividend

WILSONVILLE, Ore.--(BUSINESS WIRE)--March 7, 2013--Mentor Graphics Corporation (NASDAQ: MENT) today announced that its Board of Directors has adopted a dividend policy under which Mentor Graphics intends to pay an annual cash dividend of $0.18 per share on its common stock. The first dividend of $0.045 per share of outstanding common stock will be paid to shareholders of record as of the close of business on March 22, 2013, with a payment date of April 10, 2013.

“The Board’s decision to initiate a quarterly dividend reflects our confidence in Mentor Graphics’ business and our commitment to deploying capital to maximize shareholder value for the long-term,” said Walden C. Rhines, chairman and CEO of Mentor Graphics. “The dividend will augment our capital deployment strategy, which will continue to include strategic acquisitions and share repurchases while retaining a strong balance sheet and financial position.”

Mentor Graphics has approximately $76 million available under its current $200 million share repurchase program. The company has repurchased $124 million of Mentor Graphics stock, or approximately 8% of outstanding common, over the past two fiscal years at an average cost of $13.69 per share.

Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the quarterly determination of the Mentor Graphics Board of Directors and that doing so is in the best interest of the company’s shareholders. Payment of dividends is also subject to limits in the company’s revolving credit agreement.

About Mentor Graphics

Mentor Graphics Corporation is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronic, semiconductor and systems companies. Established in 1981, the company reported revenues in the last fiscal year of about $1,090 million. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s expected results of operations and payment of dividends in the future. Investors are cautioned that any forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in Company filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACT:
Mentor Graphics
Joe Reinhart, 503-685-1462
joe_reinhart@mentor.com